EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to 2019 Incentive Stock Plan of Upexi, Inc. (the Company) of our report dated September 24, 2025, relating to the consolidated financial statements of the Company appearing in it’s Annual Report on Form 10-K for the year ended June 30, 2025.

/s/ GBQ Partners, LLC

Columbus, Ohio

September 24, 2025